CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 6, 2006 on the financial statements of the Prairie Fund as of December 31, 2005 and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment No. 1 to the Prairie Fund Registration Statement on Form N-1A under the Securities Act of 1933 (File No. 333-115049), and Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A under the Investment Company Act of 1940 (File No. 811-09931).

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

April 27, 2006